Exhibit 99.1

Monotype Appoints New Board Members, Names New Chair

Appoints Marketing and Digital Industry Experts Eileen Campbell and Denise Warren as New Directors

Names Pamela Lenehan Chair of the Board

WOBURN, Mass.--(BUSINESS WIRE)--April 4, 2018--Monotype (Nasdaq: TYPE) today announced that the company has appointed Eileen Campbell and Denise Warren as new independent directors, effective immediately. Additionally, Pamela Lenehan will be named Chair of the Board, replacing Robert Lentz, who has resigned from the Board and will step down as Chair, effective following the Company’s 2018 Annual Meeting of Stockholders. Doug Shaw, a director since 2004, has also resigned from the Board, effective following the Company’s Annual Meeting of Stockholders.

New Appointments: Eileen Campbell and Denise Warren
Eileen Campbell has a long history of leadership in marketing and research. She most recently served as chief marketing officer for IMAX Corporation, where she led the company’s marketing interactions with leading Hollywood studios. During her tenure, IMAX’s revenue grew significantly faster than overall cinema industry growth. Prior to IMAX, Campbell served as Global CEO of Millward Brown. In addition to leading Womintuition, an umbrella for her consulting and other business interests, she is also a member of the board of advisors for Reimagine Holdings Group. She holds a bachelor’s of science, cum laude, in economics and business administration from Heidelberg University.

Denise Warren is an expert in media, digital media, marketing and digital and transformational change. She’s currently CEO and founder of Netlyst LLC, a consulting and advisory practice. Previously, she served as President of Digital and CEO of East Coast Publishing for Tribune Publishing (now tronc) and spent 26 years in numerous executive positions at The New York Times Company, where she led the execution of its successful paid digital subscription model. Warren currently serves on the board of directors for Electronic Arts. She holds bachelor and management degrees from Tulane University, and an MBA in communications and media management from Fordham University.

“We’re thrilled to welcome Eileen and Denise to the Monotype board, as they both bring extensive experience that aligns with our goal of serving the design and marketing needs of the world’s largest brands,” said Scott Landers, president and CEO of Monotype. “We’re confident that their collective experience will lead us to consider new ways of looking at our business from the customers’ perspective.”

Pamela Lenehan Named New Chair
Pamela Lenehan will be appointed Monotype’s Chair of the Board, effective immediately following the Company’s 2018 Annual Meeting of Stockholders. In addition to Monotype, Pamela is a director of two other publicly-traded companies. She has served as a Class III independent director at Monotype since 2006, as chair of the management development and compensation committee, as well as a member of the audit committee. Lenehan holds an Executive Masters Professional Director Certification, Silver Level, from the American College of Corporate Directors, a bachelor of arts in mathematical economics from Brown University and a master of arts in economics from Brown University.

“As we continue our focus on growth and margin expansion, Pam was the obvious choice to lead the board of directors. Her deep understanding of financial systems and markets, combined with her extensive board experience, make her the ideal chair for Monotype,” said Landers.

“Bob has been a member of our board for 10 years and has served as chairman since 2014. Doug, one of the company’s co-founders, has served on the board since 2004. Both have had a significant impact on Monotype,” continued Landers. “On behalf of the board of directors and management team, I want to thank both Bob and Doug for their leadership, guidance and counsel over the past several years.”

Forward-looking statements
This press release may contain forward-looking statements including those related to the expected contributions of Ms. Warren and Ms. Campbell to Monotype’s board of directors and the reelection of Ms. Lenehan to Monotype’s board of directors that involve risks and uncertainties that could cause the company’s actual results to differ materially. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent filings. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype
Monotype provides the design assets, technology and expertise that help create beautiful, authentic and impactful brands that customers will engage with and value, wherever they experience the brand, now and in the future. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ©2018 Monotype Imaging Holdings Inc. All rights reserved.

CONTACT:
Monotype
Investor Relations:
Chris Brooks, 781-970-6120
ir@monotype.com
or
Public Relations:
Andy Rodger
andy.rodger@monotype.com